MAA Completes $135 Million Senior Unsecured Notes Offering

MEMPHIS, Tenn., Aug. 1, 2011 /PRNewswire/ -- MAA (NYSE: MAA) announced today that the company and its operating partnership, Mid-America Apartments, L.P., have completed an issuance of $135 million of Senior Unsecured Notes.

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The notes were offered in a private placement with three maturity tranches: $50.00 million 7-year maturity at 4.68%, $72.75 million 10-year maturity at 5.40%, and $12.25 million 12-year maturity at 5.57%. The total $135.00 million issuance represents a weighted average term of 9.1 years and a weighted average interest rate of 5.15%.

The company plans to use the proceeds to repay an $80 million portion of outstanding indebtedness under its Federal National Mortgage Association Credit Facilities and for general corporate purposes.

On June 6, 2011, MAA received an initial credit rating from Fitch Ratings of BBB, along with a BBB Unsecured Senior Notes rating for Mid-America Apartments, L.P., the company's operating partnership, which was an essential part of completing this transaction.

The lead placement agent was Jefferies & Company, Inc. with KeyBanc Capital Markets, LLC serving as the co-placement agent.

Al Campbell, Executive Vice President and Chief Financial Officer, said "We are pleased with the results of our first unsecured bond transaction which represents an important element of our long-term financing goals. Receiving an initial BBB rating from Fitch was a strong testament to the overall strength of our balance sheet and business strategy. Completing this transaction further protects our balance sheet, expands our financing relationships to a group of new investors and supports continued growth of the company."

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About MAA

MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 48,189 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com. 6584 Poplar Ave., Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated capital structure. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in general economic conditions or the capital markets, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONTACT: Investor Relations of MAA, +1-901-682-6600, investor.relations@maac.com